EXHIBIT 99.1
575 Maryville Centre Drive St. Louis, Missouri 63141, USA www.solutia.com
FOR IMMEDIATE RELEASE	NEWS

Media: Melissa Zona +1.314.674.5555 Investors: Susannah Livingston +1.314.674.8914

Solutia Reports Fourth Quarter and Full-Year 2011 Results

ST LOUIS – January 27, 2012
Fourth Quarter Highlights

•	Net sales of $526 million; an 8% increase from the same period in 2010
•	Diluted Earnings per Share from continuing operations of $.45
•	Adjusted Earnings per Share (“Adjusted EPS”) from continuing operations of $.49, a 36% increase from the same period in 2010
•	Declared cash dividend
•	Completed strategic acquisition of Southwall Technologies Inc.

Full-Year Highlights

•	Net sales of $2,097 million; an 8% increase from the same period in 2010
•	Diluted earnings per share from continuing operations of $2.16
•	Adjusted EPS of $2.00, a 27% increase from the same period in 2010
•	Debt paydown of $127 million, reducing debt to $1,224 million

Note: See reconciliation tables below for adjustments made to U.S. GAAP financial measures and discussion of items affecting results.

“In 2011, Solutia achieved record revenue performance and maintained strong margins despite a challenging economic environment.  The strength of our global businesses and diversity of end-markets continues to allow Solutia to deliver consistent financial results characterized by steady growth, solid cash flow generation and a strong balance sheet,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.

Fourth Quarter 2011: Consolidated Results from Continuing Operations
Solutia Inc. (NYSE: SOA) today reported net sales for the fourth quarter 2011 of $526 million, up $37 million or 8 percent from the same period in 2010.  Adjusting for the divestiture of certain other rubber chemicals businesses, sales were up $51 million or 10 percent.  Reported income from continuing operations attributable to Solutia was $54 million for the fourth quarter 2011, up $11 million from the same period in 2010.  The fourth quarter of 2011 was impacted by certain events affecting comparability (detailed below), which resulted in a net after-tax charge of $5 million.  Excluding these items, income increased $16 million.  Adjusted EBITDA (defined below) in the fourth quarter of 2011 totaled $121 million, up $5 million from the same period in 2010.  Adjusted EPS totaled $.49, up $.13 or 36 percent from the same period in 2010 as a result of higher sales volumes, a favorable selling price/raw material cost spread, lower interest expense and a lower tax rate. These improvements were partially offset by higher R&D expenditures and the loss of earnings resulting from the divestiture of certain other rubber chemicals businesses.

Full-Year 2011: Consolidated Results from Continuing Operations
Net sales for the full year 2011 were $2,097 million, an increase of 8 percent as compared to 2010.  Adjusting for acquisitions and the divestiture of certain other rubber chemicals businesses, sales were up $168 million or 9 percent.  Income from continuing operations attributable to Solutia was $262 million in 2011 compared to $87 million in 2010.  These results were impacted by certain events affecting comparability (detailed below), which resulted in a net after-tax gain of $19 million in 2011 and a net after-tax loss of $101 million in 2010.  After consideration of these items in both periods, Adjusted Earnings increased by $55 million, from $188 million in 2010 to $243 million in 2011.  Adjusted EBITDA totaled $518 million in 2011 versus $504 million from the same period in 2010.  Adjusted EPS totaled $2.00 in 2011, up $.43 from the same period in 2010.  This increase in Adjusted EPS was primarily due to higher sales volumes and improved product mix, lower annual incentive compensation expense, lower interest expense and a lower tax rate.  These improvements were partially offset by an unfavorable selling price/raw material cost spread, increased R&D expenditures, higher depreciation and amortization, and the loss of earnings from the divestiture of certain other rubber chemicals businesses.

Segment Data
In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the tables below.

Advanced Interlayers Segment

Advanced Interlayers’ fourth quarter 2011 net sales totaled $225 million, an increase of $3 million or 1 percent from the same period in 2010.  Adjusted EBITDA decreased $4 million to $46 million for the fourth quarter of 2011 compared to the prior year period.  This earnings decrease was primarily due to lower average selling prices and volumes in the Vistasolar® EVA encapsulants business, partially offset by a favorable selling price/raw material cost spread on  Saflex® PVB interlayer .  Advanced Interlayers’ 2011 annual net sales totaled $897 million, an increase of $69 million or 8 percent from the same period in 2010.  Adjusted EBITDA increased $4 million to $194 million for 2011 compared to the prior year period.  This earnings increase was primarily due to higher sales volumes of Saflex® PVB interlayer, lower manufacturing cost and lower annual incentive compensation expense, partially offset by lower average selling prices and volumes of Vistasolar® EVA encapsulants and an unfavorable selling price/raw material cost spread on Saflex® PVB interlayer.

Performance Films Segment

Performance Films’ fourth quarter 2011 net sales totaled $62 million, an increase of $8 million or 15 percent from the same period in 2010.  Adjusted EBITDA decreased $1 million to $5 million for the fourth quarter of 2011 compared to the prior year period.  This earnings decrease was primarily due to increased selling costs as resources were added to support the future growth of the business and higher manufacturing costs, substantially offset by higher sales volumes and improved product mix.  Performance Films’ 2011 annual net sales totaled $298 million, an increase of $46 million or 18 percent from the same period in 2010.  Adjusted EBITDA increased $7 million to $55 million for 2011 compared to the prior year period.  This earnings increase was primarily due to higher sales volumes and improved product mix, partially offset by higher manufacturing costs. Selling and research and development costs were also higher year-on-year as we invested in resources to progress future growth.

Technical Specialties Segment

Technical Specialties’ fourth quarter 2011 net sales totaled $239 million, an increase of $26 million or 12 percent from the same period in 2010.  Adjusting for divested other rubber chemicals businesses, sales were up $40 million or 19 percent.  Adjusted EBITDA increased $8 million to $83 million for the fourth quarter of 2011 compared to the prior year period.  This increase in earnings was primarily due to higher sales volumes particularly in the Therminol business and a favorable selling price/raw material cost spread, partially offset by higher manufacturing costs, higher R&D expenditures and the loss of earnings resulting from the divestiture of certain other rubber chemicals businesses. Technical Specialties’ 2011 annual net sales totaled $902 million, an increase of $42 million or 5 percent from the same period in 2010.  Adjusting for divested other rubber chemicals businesses, sales were up $98 million or 11 percent.  Adjusted EBITDA decreased $3 million to $321 million for 2011 compared to the prior year period.  This decrease in earnings was primarily due to  an unfavorable selling price/raw material cost spread , higher R&D expenditures and the loss of earnings resulting from the divestiture of other rubber chemicals businesses.  This was partially offset by higher sales volumes and lower annual incentive compensation expense.

Unallocated and Other

Unallocated and other expenses reduced Adjusted EBITDA by $13 million, a $2 million improvement compared to the fourth quarter of 2010, primarily attributed to lower expenses associated with our annual incentive compensation program.

Leverage and Liquidity

The Company ended the year with net debt (gross debt less cash) of $1,224 million, and liquidity of $391 million.  Total paydown of debt for 2011 was $127 million.  Cash provided by continuing operations less capital expenditures for the 12 months ended December 2010 was $127 million compared to $230 million for the same period in 2010.  The $103 million year-over-year decrease in cash flow was primarily attributed to increased working capital due to strategic building of inventory and increased growth capital expenditures.  A cash dividend of $.0375 per share on the Company’s common stock is payable on March 15, 2012 to shareholders of record at the close of business on February 15.

Outlook

The Company expects that global automotive, architectural, energy solutions and the electronics markets will grow in 2012, driven predominantly by China.  The Company premises modest price increases in certain product lines targeted predominantly to recover higher raw material costs, and a weaker Euro. Operating margins for 2012 are expected to be consistent with or slightly higher than those realized in 2011 as we expect to operate at higher utilization rates to meet the stronger demand profile.  These gains will be partially offset by increased raw material and energy costs, which are expected to increase 4.5 percent, and the negative earnings impact associated with a weaker Euro. As previously announced, in 2012, Solutia expects to generate revenue between $2.125 billion and $2.275 billion and Adjusted EPS of $2.00 to $2.30.

Fourth Quarter Conference Call

There will be no conference call for fourth quarter earnings.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2012 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.   Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2011	2010	2011	2010
Net Sales	$2,097	$1,950	$526	$489
Cost of goods sold	1,463	1,342	373	346
Gross Profit	634	608	153	143
Selling, general and administrative expenses	250	261	63	67
Research and development expenses	24	18	7	5
Other operating income, net	(44)	(2)	(1)	(4)
Operating income	404	331	84	75
Interest expense	(101)	(139)	(23)	(30)
Other income (loss), net	(2)	19	(1)	4
Loss on debt extinguishment or modification	(4)	(89)	-	-
Income from Continuing Operations Before Income Tax Expense	297	122	60	49
Income tax expense	30	31	5	5
Income for Continuing Operations	267	91	55	44
Loss from Discontinued Operations, net of tax	-	(9)	-	4
Net Income	267	82	55	48
Net Income attributable to noncontrolling interest	5	4	1	1
Net Income attributable to Solutia	$262	$78	$54	$47

Basic Income (Loss) per Share attributable to Solutia:
Income from Continuing Operations	$2.19	$0.73	$0.45	$0.36
Income (Loss) from Discontinued Operations	-	(0.08)	-	0.03
Net Income attributable to Solutia	$2.19	$0.65	$0.45	$0.39

Diluted Income (Loss) per Share attributable to Solutia:
Income from Continuing Operations	$2.16	$0.73	$0.45	$0.36
Income (Loss) from Discontinued Operations	-	(0.08)	-	0.03
Net Income attributable to Solutia	$2.16	$0.65	$0.45	$0.39

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)
	December 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$113	$191
Trade receivables, net of allowances of $6 in 2011and $4 in 2010	236	228
Miscellaneous receivables	75	75
Inventories	335	275
Prepaid expenses and other assets	27	27
Current assets of discontinued operations	1	5
Total Current Assets	787	801
Net Property, Plant and Equipment	945	911
Goodwill	783	740
Net Identified Intangible Assets	916	938
Other Assets	95	147
Total Assets	$3,526	$3,537

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$186	$173
Accrued liabilities	227	235
Current liabilities of discontinued operations	8	15
Total Current Liabilities	421	423
Long-Term Debt	1,337	1,463
Postretirement Liabilities	308	308
Environmental Remediation Liabilities	227	244
Deferred Tax Liabilities	190	238
Non-current Liabilities of Discontinued Operations	18	25
Other Liabilities	98	97

Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 123,316,852 and
122,655,811 shares issued in 2011 and 2010, respectively)	1	1
Additional contributed capital	1,651	1,634
Treasury shares, at cost (1,247,183 in 2011 and 772,686 in 2010)	(13)	(6)
Accumulated other comprehensive loss	(279)	(194)
Accumulated deficit	(441)	(703)
Total Shareholders’ Equity attributable to Solutia	919	732
Equity attributable to noncontrolling interest	8	7
Total Equity	927	739
Total Liabilities and Equity	$3,526	$3,537

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)
	Year Ended December 31,
	2011	2010
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$267	$82
Adjustments to reconcile net income (loss) to net cash provided by operations:
Loss from discontinued operations, net of tax	-	9
Depreciation and amortization	125	117
Pension contributions in excess of expense	(39)	(57)
Other postretirement benefit contributions in excess of expense	(9)	(18)
Amortization of debt issuance costs and discount	5	8
Deferred income taxes	(17)	(7)
Shared-based compensation expense	16	20
Other charges:
Non-cash loss on deferred debt issuance cost and debt discount write-off	-	80
Other (gains) charges, including restructuring expenses	(16)	27
Changes in assets and liabilities, net of acquisitions and divestitures:
Income taxes payable	-	(1)
Trade receivables	(10)	42
Inventories	(51)	(22)
Accounts payable	7	(4)
Environmental remediation liabilities	(17)	(18)
Other assets and liabilities	(29)	38
Cash Provided by Operations—Continuing Operations	232	296
Cash Used in Operations—Discontinued Operations	(10)	(22)
Cash Provided by Operations	222	274

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(105)	(66)
Acquisition payments, net of cash acquired	(114)	(371)
Asset disposals and investment sales	60	8
Cash Used in Investing Activities—Continuing Operations	(159)	(429)
Cash Provided by Investing Activities—Discontinued Operations	1	-
Cash Used in Investing Activities	(158)	(429)

FINANCING ACTIVITIES:
Proceeds from long-term debt obligations	-	1,144
Payment of long-term debt obligations	(127)	(958)
Debt issuance costs	-	(27)
Payment of short-term debt obligations	(4)	(16)
Purchase of treasury shares	(7)	(4)
Dividends attributable to noncontrolling interest	(4)	(4)
Other, net	(2)	(8)
Cash Provided by (Used in) Financing Activities	(144)	127

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2	(24)

DECREASE IN CASH AND CASH EQUIVALENTS	(78)	(52)
CASH AND CASH EQUIVALENTS:
Beginning of period	191	243
End of period	$113	$191

The tables below are provided to assist the reader with comparability between the three months ended December 31, 2011 and comparable period in 2010 by providing consolidated and segment net sales, Segment Profit (1) and Adjusted EBITDA (2).

Consolidated and segment Net Sales, Segment Profit(1) and Adjusted EBITDA(2) three months ended December 2011 and 2010

	Three Months Ended December 31,
From Continuing Operations (in millions)	2011	Adjust- ments(3)	2011 As Adjusted	2010	Adjust- ments(3)	2010 As Adjusted	% change
Net Sales
Advanced Interlayers	$225		$225	$222		$222	1%
Performance Films	62		62	54		54	15%
Technical Specialties	239		239	213		213	12%
Unallocated and Other	-		-	-		-	n/m
Total	$526		$526	$489		$489	8%

Segment Profit(1) and Adjusted EBITDA(2)
Advanced Interlayers	$46	$-	$46	$49	$1	$50	-8%
Performance Films	5	-	5	6	-	6	-17%
Technical Specialties	83	-	83	79	(4)	75	11%
Unallocated and Other	(21)	8	(13)	(23)	8	(15)	13%
Total	$113	$8	$121	$111	$5	$116	4%

Consolidated and segment Net Sales, Segment Profit(1) and Adjusted EBITDA(2) twelve months ended December 2011 and 2010

	Twelve Months Ended December 31,
From Continuing Operations (in millions)	2011	Adjust- ments(3)	2011 As Adjusted	2010	Adjust- ments(3)	2010 As Adjusted	% change
Net Sales
Advanced Interlayers	$897		$897	$828		$828	8%
Performance Films	298		298	252		252	18%
Technical Specialties	902		902	860		860	5%
Unallocated and Other	-		-	10		10	-100%
Total	$2,097		$2,097	$1,950		$1,950	8%

Segment Profit(1) and Adjusted EBITDA(2)
Advanced Interlayers	$194	$-	$194	$188	$2	$190	2%
Performance Films	53	2	55	46	2	48	15%
Technical Specialties	338	(17)	321	316	8	324	-1%
Unallocated and Other	(63)	11	(52)	(87)	29	(58)	10%
Total	$522	$(4)	$518	$463	$41	$504	3%

(1)
Segment Profit is defined as income from continuing operations attributable to Solutia before interest expense, loss on debt extinguishment or modification, income taxes, depreciation and amortization.  Foreign currency gains/losses are included in Unallocated and Other.

(2)	Adjusted EBITDA is Segment Profit (as defined above), excluding Adjustments (as defined below).

(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the shutdown of the Primary Accelerators business and non-cash share-based compensation expense.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.  The presentation of Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share are intended to supplement investors’ understanding of our operating performance.  These non-GAAP financial measures are not intended to be performance measures that should be regarded as an alternative to or more meaningful than other GAAP measures and may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA is defined as income from continuing operations attributable to Solutia before interest expense, loss on debt extinguishment or modification, income taxes, depreciation and amortization, certain gains and losses that affect comparability, cost overhang associated with discontinued operations and non-cash share-based stock compensation expense.  Adjusted Earnings is defined as income from continuing operations attributable to Solutia excluding certain gains and losses, net of tax, that affect comparability.  Adjusted Earnings per Share is defined as Adjusted Earnings divided by weighted average diluted shares outstanding.  We believe Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share assist us in comparing our performance over various reporting periods and against our peers on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance.  Further, we believe Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share are useful to investors.  The compensation committee of our board of directors determines the annual incentive compensation for certain members of our management based, in part, using each of these financial measures.

We are unable to reconcile our Adjusted EPS projections to comparable GAAP numbers because of the difficulty in predicting adjustments that would be required such as, but not limited to, income taxes, depreciation, amortization and other items.

Reconciliation of Net Income attributable to Solutia to Adjusted EBITDA

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
(in millions)	2011	2010	2011	2010
Net Income attributable to Solutia	$54	$47	$262	$78
Plus: (Income) Loss from Discontinued Operations	-	(4)	-	9
Income from Continuing Operations attributable to Solutia	$54	$43	$262	$87

Plus:
Income tax expense	5	5	30	31
Interest expense	23	30	101	139
Loss on debt extinguishment or modification	-	-	4	89
Depreciation and amortization	31	33	125	117

Subtotal	$113	$111	$522	$463

Plus:
Events affecting comparability (1)	5	-	(22)	18
Non-cash share-based compensation expense (2)	3	5	18	20
Primary Accelerators cost overhang	-	-	-	3

Adjusted EBITDA	$121	$116	$518	$504

(1)	See table of Summary of Events Affecting Comparability

(2)	Non-cash share-based compensation expense for the twelve months ended December 31, 2011 includes a charge of $2 related to an executive officer separation agreement; see table of Summary of Events Affecting Comparability

Reconciliation of Income from Continuing Operations attributable to Solutia to Adjusted Earnings and Calculation of Adjusted Earnings Per Share

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
(in millions, except per share amounts)	2011	2010	2011	2010
Income from Continuing Operations attributable to Solutia	$54	$43	$262	$87

Plus: Events affecting comparability, net of tax (1)	5	-	(19)	101

Adjusted Earnings	$59	$43	$243	$188

Weighted average diluted shares outstanding	121.1	120.8	121.3	120.0
Adjusted Earnings per Share	$0.49	$0.36	$2.00	$1.57

(1)	See table of Summary of Events Affecting Comparability

Summary of Events Affecting Comparability

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
(in millions)	2011	2010	2011	2010

Plant closures, divestitures and other restructuring:
Severance, pension settlement and other charges related to the relocation of our European regional headquarters	$1	$-	$14	$-
Severance costs on executive officer separation agreement	-	-	3	-
Severance, pension settlement and retraining costs related to the general corporate restructuring	-	2	-	6
Charges related to the closure of certain European other rubber chemicals manufacturing facilities	-	1	-	10
Loss related to the sale of the European Plastic Products business	-	-	-	5
Gain related to the sale of our remaining 2% ownership interest in Ascend Performance Materials Holdings, Inc.	-	-	(29)	-
Gain on certain other rubber chemicals divestitures	-	(5)	(17)	(5)
Acquisition-related costs:
Acquisition-related and start-up expenses on acquired businesses	4	-	7	8
Other unusual (gains) / charges:
Gain on settlement of tax indemnification case	-	-		(8)
Settlement of a contractual dispute	-	2	-	2
Adjusted EBITDA Impact	$5	$-	$(22)	$18
Non-cash share-based compensation expense on executive officer separation agreement	-	-	2	-
Charges related to the modification, early extinguishment or repurchase of debt	-	-	4	89
Pre-tax Income Statement Impact	$5	$-	$(16)	$107
Income tax impact	-	-	(3)	(6)
After-tax Income Statement Impact	$5	$-	$(19)	$101

Advanced Interlayers Highlights

$ Millions	Q4 2011	Q4 2010	Y-o-Y Chg	2011	2010	Y-o-Y Chg
Net Sales	$225	$222	1%	$897	$828	8%
Adj. EBITDA (1)	$46	$50	-8%	$194	$190	2%
Adj. EBITDA margin	20%	23%	-13%	22%	23%	-4%

		Qtr Y-o-Y	2011 Y-o-Y
Net Sales change	Volume/Mix	-4%	-1%
	Selling Price	4%	3%
	Currency	1%	3%
	Acquisitions	---	3%
	Total	1%	8%

Adj. EBITDA (1) change	Volume/Mix (2)	$(6)	$8
	Selling Price	$10	$23
	Currency	---	---
	Raw Material Prices	$(8)	$(39)
	Mfg. Cost	---	$5
	SG&A/Other	---	$7
	Total	$(4)	$4

(1)	Non GAAP measure, see reconciliations
(2)	Volume/Mix includes impact of acquisitions

Performance Films Highlights

$ Millions	Q4 2011	Q4 2010	Y-o-Y Chg	2011	2010	Y-o-Y Chg
Net Sales	$62	$54	15%	$298	$252	18%
Adj. EBITDA (1)	$5	$6	-17%	$55	$48	15%
Adj. EBITDA margin	8%	11%	-27%	18%	19%	-5%

		Qtr Y-o-Y	2011 Y-o-Y
Net Sales change	Volume/Mix	9%	8%
	Selling Price	2%	1%
	Currency	---	---
	Acquisitions	4%	9%
	Total	15%	18%

Adj. EBITDA (1) change	Volume/Mix (2)	$4	$16
	Selling Price	$1	$3
	Currency	---	---
	Raw Material Prices	$(1)	$(2)
	Mfg. Cost	$(2)	$(4)
	SG&A/Other	$(3)	$(6)
	Total	$(1)	$7
	Total	$8	$(3)

(1)	Non GAAP measure, see reconciliations
(2)	Volume/Mix includes impact of acquisitions

Technical Specialties Highlights

$ Millions	Q4 2011	Q4 2010	Y-o-Y Chg	2011	2010	Y-o-Y Chg
Net Sales	$239	$213	12%	$902	$860	5%
Adj. EBITDA (1)	$83	$75	11%	$321	$324	-1%
Adj. EBITDA margin	35%	35%	---	36%	38%	-5%

		Qtr Y-o-Y	2011 Y-o-Y
Net Sales change	Volume/Mix	9%	4%
	Selling Price	9%	6%
	Currency	1%	2%
	Divestitures	-7%	-7%
	Total	12%	5%

Adj. EBITDA (1) change	Volume/Mix	$9	$16
	Selling Price	$18	$50
	Currency	1	2
	Raw Material Prices	$(16)	$(63)
	Mfg. Cost	$(1)	$2
	SG&A/Other	$(2)	$1
	Divestitures	$(1)	$(11)
	Total	$8	$(3)

(1)	Non GAAP measure, see reconciliations

###

Notes to Editor:  SOLUTIA and the Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile

Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic®, FormulaOne®, Gila®, V-KOOL®, Huper Optik®, IQue™, Sun-X™ and Nanolux™ aftermarket performance films for automotive and architectural applications; XIR® and Heat Mirror® performance films that are incorporated into aftermarket window films, laminated glass products and suspended insulated glass units for use in automotive and architectural applications.  Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia's businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,400 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
1/27/2012